5.1      INTRODUCTION:

CODE OF ETHICS AND PERSONAL TRADING POLICY

As Trusco employees, we frequently encounter a variety of ethical and legal questions. There are no shortcut formulas or automatic answers to the choices we have to make in business today, however, we should decide the answer to these questions in ways that are consistent with Trusco's values. In some instances, the Code of Ethics and Personal Trading Policy will only be able to provide a baseline standard for our actions, but underpinning these guidelines are the values we share as Trusco employees:

        o Dedication to every client's  success
        o Trust and personal responsibility in all relationships

As simple statements, our values may not provide obvious answers in all situations, but they provide, or should provide, clear reasons why we make the choices we do. You will have many opportunities to make such choices in situations that are not covered by these guidelines. You will not, however, come across a major decision at Trusco where our values would not be applicable. Because of the values we share, you will never encounter a situation where actions contrary to our guidelines are acceptable.

At Trusco, the Chief Executive Officer and senior executives are responsible for setting standards of business ethics and overseeing compliance with these standards. It is every individual's responsibility to comply with these standards. In all instances, every employee must obey the law and act ethically.

Our industry continues to undergo significant changes. As a whole, these changes make the ways in which we do business more complex. Because of the continuing need to reassess and clarify practices, the contents of these guidelines will be updated as needed. Because rapid changes in our industry constantly present new ethical and legal issues, no set of guidelines should be considered the absolute last word under all circumstances. If you have any questions about interpreting or applying the standards set forth in the Code of Ethics and Personal Trading Policy it is your responsibility to consult your supervisor or Trusco Compliance.



5.2      CODE OF ETHICS AND PERSONAL TRADING POLICY

Trusco Capital Management, Inc. (the "Adviser") has confidence in the integrity and good faith of all of its directors, officers and employees. However, the Adviser recognizes those individuals may have knowledge of present or future portfolio transactions and, in certain instances, the power to influence portfolio transactions made on behalf of one or more of the STI Classic Funds and the STI Classic Variable Trust, (the "Funds"); common/collective funds; and all other individually managed accounts, collectively referred to as (the "Accounts"). Such knowledge could place those individuals, (if they engage in personal transactions in securities that are eligible for investment by clients), in a position where their personal interests may conflict with those of the Adviser's clients.

In view of the foregoing, and in accordance with Rule 204A-1 of the Investment Advisers Act of 1940, and of the provisions of rule 17j-1(b)(1) under the Investment Company Act of 1940 (collectively defined as the "1940 Act"), the Adviser has determined to adopt this Code of Ethics. This Code prohibits certain types of personal transactions deemed to create conflicts of interest, or at least the potential for or the appearance of such a conflict, and establishes reporting requirements and enforcement procedures.


I.       DEFINITIONS.

         (1) "Access Person" shall mean each full/part-time employee, director, officer, contractors of the adviser, and employees of affiliates who are located at Trusco Capital offices and/or perform most of their job functions on behalf of Trusco Capital Management.

         (2) "Beneficial ownership" of a security generally is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934. A person should consider him or herself the BENEFICIAL OWNER of any securities in which that person has a direct or indirect pecuniary interest. This includes, but is not limited to accounts held by his or her spouse, minor children, a relative who shares his or her home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him or her with sole or shared voting or investment power in a capacity outside the scope of his or her employment. THIS ALSO INCLUDES ALL 401K, IRA, OR ANY OTHER SELF-DIRECTED RETIREMENT ACCOUNTS.

         (3) "Initial Public Offering" ("IPO") means an offering of Securities registered under the Securities Act of 1933, the issuer of which, immediately before registration, was not subject to the reporting requirements of Section 13 or Section 15 (d) of the Securities Exchange Act of 1934.

         (4) "Federal Securities Laws" means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, title V of the Gramm-Leach-Bliley Act, any rules adopted by the Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted there under by the Commission or the Department of the Treasury.

         (5)  "Private   Placement"  means  an  offering  that  is  exempt  from
              registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) in the Securities Act of 1933.

         (6) "Purchase or sale of a security" includes the writing of an option to purchase or sell a security.

         (7) "Security" shall have the same meaning as set forth in Section 2(a)(36) of the 1940 Act, including private placements thereof, except that it SHALL NOT INCLUDE securities issued by the Government of the United States or an agency thereof, bankers' acceptances, bank certificates of deposit, commercial paper, money market funds, high quality short-term debt instruments, including repurchase agreements; and Exchange Traded Funds (ETFs), including but not limited to SPDRS, QQQ, Diamonds, WEBS, XAX.

         (8)  "Security  held or to be acquired" by the trusts or any fund means
              (A) any security (as defined herein) which, within the most recent three days prior to and three days after the Access person's transaction, (i) is or has been held by any client advised by the Adviser, or (ii) is being or has been considered by the Adviser for purchase on behalf of clients; (B) and any option to purchase or sell and any Security convertible into or exchangeable for any Security described in (A) above.

         (9) A Security is "being purchased or sold" by/on behalf of clients, from the time a purchase or sale program has been communicated to the person who places the buy and sell orders for/on behalf of clients until the time when such program has been fully completed or terminated.

         (10) A NON-PROPRIETARY mutual fund is a fund that is NOT managed by Trusco or any other SunTrust Banks Inc. affiliates.

         (11) Market Timing Abuse is defined as excessive short-term trading in mutual funds. Such activities can be detrimental to long-term shareholders, and consequently, investment advisers must maintain policies and procedures to detect and prevent market timing abuses and other short-term trading.



II.      STATEMENT OF GENERAL PRINCIPLES.

         In recognition of the trust and confidence placed in the Adviser by all clients (any person(s) or organization who has signed an investment management agreement with Trusco or SunTrust where a Trusco access person is managing the assets) and shareholders (those owning shares of any mutual fund or common/collective fund managed by the adviser) of the Funds and to give effect to the Adviser's belief that its operations with respect to all Clients should be directed to the benefit of the Clients and shareholders of the Funds, the Adviser hereby adopts the following general principles to guide the actions of its directors, officers and employees.

         (1) The interests of all clients and shareholders of the Funds are paramount to the personal interests of the Adviser's Access Persons, all of whom must conduct themselves and their operations to give maximum effect to this principle by assiduously placing the interests of clients and shareholders before their own.

         (2) This code serves as your standards of business conduct and our fiduciary obligations of all Access Persons.

         (3)  All  Access  Persons  are  REQUIRED  TO  IMMEDIATELY   REPORT  any
              violations of this code to the Chief Compliance Officer.

         (4) All Access Persons are required to comply with applicable Federal Securities Laws.

         (5) All personal transactions in securities by the Adviser's Access Persons must be accomplished so as to avoid even the appearance of a conflict of interest on the part of such persons with the interests of clients and shareholders of the Funds.

         (6) All of the Adviser's Access Persons must avoid actions or activities that allow, or appear to allow, any such person to profit or benefit from his or her position with respect to clients, or that otherwise bring into question the person's independence or judgment.

         (7) Market timing abuse in ANY/ALL mutual funds regardless of whether the funds are internal (managed by Trusco and/or a SunTrust Banks, Inc. affiliate) or external (managed by any non-affiliated entity) is strictly prohibited.

         (8) Short Term trading in any/all positions is discouraged and, in general, all transactions must be held for a period of 60 days or more. (This includes options and futures transactions.)

         (9) No Access Person may knowingly engage in personal trading in any security that has been traded by the firm in the prior 3 full trading days or that it is anticipated or there is a strong possibility for client and/or fund trading in that security in the following 3 full trading days. (That is, no employee may execute a personal trade on Monday knowing that a fund manager will be trading in the security within the next 3 business days.)



III.     PROHIBITED PURCHASES AND SALES OF SECURITIES.

         (1) No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security held or to be acquired by any Account advised by the Adviser:

              (A) Employ any device, scheme or artifice to defraud such Account;

              (B) Make to such Account any untrue  statement of a material  fact or omit to state to such Account a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

              (C) Engage in any act,  practice or course of business which would operate as a fraud or deceit upon such Account; or

              (D) Engage  in any  manipulative  practice  with  respect  to such
                  Account.

         (2) Subject only to Section IV (2) of this Code, no Access Person shall purchase or sell, directly or indirectly, any Security in which he or she had or by reason of such transaction acquires any Beneficial Ownership, within the greater of 72 hours or 3 business days before the time that the same (or a related) security is being purchased or sold by/on behalf of any client. No Access Person shall purchase or sell a company's fixed income security if any Account advised by the Adviser has purchased or sold the same company's equity within the same 3 day period.

         (3) Access Persons are generally prohibited from purchasing and/or acquiring beneficial ownership of securities as part of an initial public offering by the issuer. This includes both equity and fixed income securities.

         (4) No Access Person may submit "good-til-cancel" (GTC) or other similar transactions that would/could remain active into the next trading day.

         (5)  No Access Person may participate in a block trade.



IV.      PRE-CLEARANCE OF PERSONAL TRANSACTIONS.

         (1) Except as provided in Section IV (2) of this Code, each Access Person must pre-clear each proposed personal transaction in Securities with the Adviser's designated Review Officer prior to proceeding with the transaction. No such transaction in Securities may be effected without the prior written approval of the Review Officer. All pre-clearance approvals are valid only for the date that the pre-clearance is granted. In determining whether to grant such approval, the Review Officer shall refer to all relevant Sections of this Code, including Section IV (3), below.

         (2) The requirements of Section IV (1) shall not apply to the following personal transactions:

              (A) Purchases  or  sales  of 100  shares  or  fewer  of an  equity security or $5000 or less of a fixed income security. (SUBJECT TO RESTRICTIONS IN IV. (3) (D). In addition, you may not engage in such transactions, as a means of avoiding pre-clearance requirements.)

              (B) Purchases or sales of  non-proprietary  Registered  Open-Ended
                  Mutual  Funds,  Closed End Funds,  or  EXCHANGE  TRADED  FUNDS
                  (ETFS)s, including but not limited to SPDRS, QQQ, Diamonds, WEBS, XAX. This does not mean employees are exempt from market timing and other restrictions. All employees must obey all laws at all times. (See section V. for important information regarding Mutual Funds.)

              (C) Purchases or sales of treasury bills,  notes,  bonds and other government related debt instruments, such as Commercial Paper, Bank CDs, or Bankers Acceptance instruments.

              (D) Purchases or sales over which the Access  Person has no direct or indirect control or influence;

              (E) Purchases  or sales  which are  non-volitional  on the part of either the Access Person or any fund, including purchases or sales upon exercise of puts or calls written by the Access Person and sales from a margin account pursuant to a BONA FIDE margin call; (notification and reporting are required.) NOTE:
                  ANY OPTIONS EXERCISED AT YOUR DISCRETION MUST FOLLOW STANDARD PRE-CLEARANCE REQUIREMENTS.

              (F) Purchases which are part of an automatic dividend reinvestment plan;

              (G) Purchases  effected  upon the exercise of rights  issued by an issuer PRO RATA to all holders of a class of its Securities, to the extent such rights were acquired from such issuer (notification and reporting are required).

         (3) The following personal transactions shall be pre-cleared by the Review Officer:

              (A) Transactions  which do not violate the  provisions  of section
                  III (1) of this Code, are not subject to section III (2), (3), or (4) of this Code and which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to any Fund advised by the Adviser;

              (B) Transactions otherwise permitted are Securities which are:

                  (i) Securities that are not generally eligible for purchase or sale for any client or fund advised by the Adviser due to regulations, investment objectives, and/or policies and investment restrictions of the Accounts. Access Persons may be periodically restricted from engaging in such security transactions for an indefinite period of time.

              (C) Only  the  Senior  Compliance  Officer  and/or  President,  or
                  designee, may make any exceptions if a pre-approval for a purchase or sale is declined. However, exceptions will only be granted if the Access Person provides sufficient information and documentation to support the extenuating circumstances exemption and it is determined that there is no violation of any regulatory requirements and there is no disadvantage to client trading.

              (D) All security  positions if ownership exceeds 500 shares of any single equity or equivalent position. All security positions if ownership exceeds $25,000 of any single fixed income or equivalent position. (That is if your ownership reaches the stated limit(s) in any one position, the exemption for 100 shares or $5000 bonds is no longer applicable or granted. Pre-clearance on ALL successive positions would be required.)

              (E) All private placement  transactions,  regardless of size, must be approved by the Chief Compliance Officer, or designee.


V.       MUTUAL FUNDS.

         (1) All Access Persons are prohibited from short-term trading in ALL mutual funds as defined as:

              (A) Requesting two full cycle transactions  (either a purchase and redemption, or an exchange in and out) of any Fund within 60 days, or

              (B) Requesting  three full cycle  transactions  (either a purchase and redemption, or an exchange in and out) of any Fund during any 90 day continuous period.

              NOTE: IF A MUTUAL FUND THAT YOU ARE INVESTED IN HAS A STRICTER MARKET-TIMING POLICY, THEN YOU MUST ADHERE TO THAT POLICY.

         (2) If inappropriate short-term trading is discovered, Trusco will immediately assign a 2% redemption fee payable to the Fund. Depending on the circumstances, Trusco may assess an additional fine and access persons may be subject to other non-compliance related restrictions, including termination.

         (3) To receive a current day's NAV, a Fund must receive your purchase order in proper form before the 4 p.m. Eastern cut off time. This time is strictly enforced.

         (4)  All  transactions  in  proprietary  mutual funds or SunTrust stock
              (STI) or bonds, including 401k and/or similar accounts, are required to be disclosed on the "Notification of Execution" report. This report is required to be completed and given to the Review Officer the same day of any transaction. All automatic investments are exempt from this requirement.


VI.      REPORTING OBLIGATIONS.

         (1) The Adviser shall create a list of all Access Persons and maintain for a period of not less than 5 years.

         (2) Each Access Person shall provide to the Review Officer a complete listing of all securities directly and/or indirectly beneficially owned by such person and all securities accounts within 10 days of hire, transfer from a SunTrust affiliate, or current SunTrust employee whose job functions are mostly executed on Trusco Capital premises. Thereafter, each Access Person must reaffirm and update this information annually and must submit a signed acknowledgement to the Review Officer no later than January 31 of each year. All information must be current within 45 days prior to the day the report is submitted.

              (A) Each Access Person shall report the following  information  in their holding report: the title and type of security, and as applicable the exchanges ticker symbol or CUSIP number, number of shares, and principal amount of each security, mutual fund, and close-end fund; the name of any broker, dealer or bank with which the Access Person maintains an account in which any securities are held for the access person's direct or indirect benefit; and the date the Access Person submits the report.

         (3) Notice of Execution Reports shall be completed, as required, in accordance with Section V (4) of this code.

         (4) Pre-clearance Request Forms shall be completed, as required, in accordance with Section IV of this code.

         (5) Private Placement Request Forms shall be completed, as required, in accordance with Section IV (3) (E) of this code.

         (6) New Account Opening Reports shall be completed, as required, in accordance with Section VII (3) (A) of this code.

         (7)  Each Access Person shall report, in the manner and form set out in
              Section VIII of this Code, all transactions in Securities which the person has, or by reason of such transaction acquires or relinquishes, any direct or indirect beneficial ownership.


VII.     ADDITIONAL RESTRICTIONS AND REQUIREMENTS.

         (1) No Access Person shall give or receive any gift or other item except in accordance with the Trusco Gifts and Entertainment Policy.

         (2) Generally, no Access Person may accept a position as a director or trustee of a publicly-traded company whether or not the position provides compensation in any form. Exceptions to this policy are not permitted without prior written approval by the Adviser (and, if applicable, by the Board of Trustees of the Funds).

         (3) Each Access Person is required to direct each brokerage firm or bank at which such person maintains a securities related account that the Access Person has direct or indirect beneficial interest in to send duplicate copies of each person's confirmations and statements to the Review Officer.

              (A) With respect to any account  established  by an Access  Person for the direct or indirect benefit of the Access Person, the name and address of the broker, dealer or bank with whom the Access Person established the account; the date the account was established; and the date the report was submitted. A report must be submitted to the Review Officer within 10 days of the account opening.


VIII.    REPORTS.

         (1) The quarterly reports for transactions described in Section IV (3) and Section VI (3) of this Code shall be filed by all Access Persons with the Review Officer. The Review Officer shall file quarterly reports with respect to his or her own personal securities transactions with the Chief Compliance Officer, President of the Adviser, or designee, who shall act in all respects in the manner prescribed herein for the Review Officer.

         (2) Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security or securities to which the report relates.

         (3) Every Access Person shall include in such report the name of any publicly-owned company or any company anticipating a public offering of its equity securities and the total number of its shares beneficially owned by him or her if such total ownership is more than 1/2 of 1% of the company's outstanding shares.

         (4) Each report shall be filed not later than 10 business days after the end of each calendar quarter and shall contain the following information:

              (A) The date of each  transaction  required  to be  reported,  the title and as  applicable  the exchange
                  ticker symbol or CUSIP number, interest rate and maturity date, number of shares or principal amount of each security, mutual fund, and close-end fund involved;

              (B) The  nature  of  each  transaction  required  to  be  reported
                  (whether purchase, sale or any other type of acquisition or disposition);

              (C) The price at which each such transaction was effected;

              (D) The exchange on which the security traded;

              (E) The name of the  broker,  dealer or bank with or through  whom each such transaction was effected; and

              (F) The date of the report and the  signature of the person making the report.

         (5) If no reportable transactions occurred during a quarter, the Access Person shall sign, date, and return the report so stating.


IX.      REVIEW AND ENFORCEMENT.

         (1) The Review Officer shall compare all personal securities transactions reported pursuant to all sections of this Code with completed portfolio transactions of client accounts for the relevant time period to determine whether a violation of this Code may have occurred. Before determining that a violation has been committed by any person, the Review Officer shall give such person the opportunity to supply additional explanatory material.

         (2) If the Review Officer determines that a violation of this Code may have occurred, the Review Officer shall submit such written determination, together with the information upon which the Review Officer made the determination and any additional explanatory material provided by the person, to the designated Senior
              Compliance Officer, who will work with the designated Senior Corporate Officer to determine whether a violation has occurred.

         (3) If senior managers find that a violation has occurred, management may, after determining the seriousness of the infraction, impose one or all of the following: a) verbal admonishment; b) written acknowledgement from the individual that he/she has again reviewed, fully understands, and agrees to abide by all Personal Trading Policy and Procedures; c) written notice to the individual's personnel and compliance files and steps taken to
              ensure  full  compliance  in  the  future;   d)  reversal  of  the
              transaction, all profits will be gifted to a charity and all losses will be the responsibility of the employee; e) partial or full restriction on all personal trading (that is, the individual would not be permitted to conduct ANY personal trading for a certain period (partial would usually be 6 months or more, full restriction would mean the individual would not be permitted to conduct ANY personal trading for the remainder of his/her association with the firm); f) suspension or termination of employment. Severity of the violation and history, if any, of non-adherence to the policy will be the basis for management's determination of appropriate disciplinary action.

         (4) No person shall participate in a determination of whether he or she has committed a violation of this Code or of the imposition of any sanction against himself or herself. If a securities transaction of the designated senior compliance and/or corporate officer is under consideration, the next highest officer(s), the Chairman of the Board of Directors, or designee(s) should become the designated officer(s) to review the violations and take appropriate action.

         (5) The Review Officer shall conduct periodic spot checks to ensure that Access Persons are not attempting to knowingly front run client and/or fund trading activity by placing personal trades within 3 business days before or after client and/or fund trading.


X.       RECORDS.

         The adviser shall maintain records in the manner and to the extent set forth below, which records may be maintained under the conditions described in Rule 31a-2 under the Investment Company Act and Rule 204-2 of the Investment Advisers Act and shall be available for examination by representatives of the Securities and Exchange Commission.

         (1) A copy of this Code of Ethics and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

         (2) A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

         (3) A record of all written acknowledgments as required by Rule 204A-1 for each person who is currently, or within the past five years was, a supervised person of the investment adviser;

         (4) A record of each report made by an access person pursuant to this code of ethics shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in a easily accessible place.

         (5) A record of all persons who are, or within the past five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place.

         (6) A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities by Access Persons for at least five years after the end of the fiscal year in which the approval is granted.

         (7) A copy of each annual report to the Board of Trustees of the Funds will be maintained for at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.